EXHIBIT 10.3
     Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.
Tennessee Valley Authority, 400 West Summit Hill Drive, Knoxville, Tennessee 37902-1401

June 2, 2008	TV-05356W, Supp. No. 5
Mr. Dave O’Keefe, Director
United States Enrichment Corporation
6903 Rockledge Drive
Bethesda, Maryland 20817-1818
Dear Mr. O’Keefe:
United States Enrichment Corporation (Company) agreed under Power Contract TV-05356W, Supplement 4, dated June 1, 2007 (Supplement 4), to provide Tennessee Valley Authority (TVA) a Letter of Credit and Weekly Prepayments as Performance Assurance. This letter is to confirm the arrangements agreed upon between representatives of TVA and Company to amend Supplement 4.
It is understood and agreed that as of June 1, 2008, Letter of Credit and Weekly Prepayments sections on page 3 of the Supplement 4 shall be replaced with the following:
1.	Letter of Credit. Company shall continue to provide TVA an Irrevocable Letter of Credit, in a form acceptable to TVA, in the amount of:
a)	$***** for the Billing Months of June through August,

b)	$***** for the Billing Months of September and May, and

c)	$***** for the Billing Months of October through April.
Company shall at all times keep such Letter of Credit in full force and effect. The Letter of Credit may be utilized by TVA to cover any obligations for which the Power Contract provides and for which payments are not made by Company, including, but not limited to, minimum bill obligations. Notwithstanding such Letter of Credit, Company will remain obligated to make all payments as they become due under the Power Contract.

2.	Weekly Prepayments. Notwithstanding the provisions of section 2.6 of the Power Contract, Company shall pay TVA a designated sum of money per week in advance for power and energy used under the Power Contract (Weekly Prepayment). Beginning on June 1, 2008, Company shall pay TVA a Weekly Prepayment in the amount of:
a)	$***** per week for the Billing Months of June through August,

Mr. Dave O’Keefe

June 2, 2008
b)	$***** per week for the Billing Months of September and May, and

c)	$***** per week for the Billing Months of October through April.
Such Weekly Prepayments shall be made no later than 3 p.m. CST or CDT, whichever is currently effective, on the first four (4) Fridays of each calendar month and shall be made electronically through Automated Clearing House to TVA’s account. TVA’s monthly bill for power and energy shall reflect the cumulative Weekly Prepayments for that month as a credit to be applied against that monthly bill. Company shall have seven (7) days from the date of the monthly bill, or until the next Weekly Prepayment (whichever comes later) to pay any amount that is not covered by the cumulative Weekly Prepayments for that month. In the event that the cumulative Weekly Prepayments for any month exceed the amount of that monthly bill, TVA shall notify Company of the overpayment and credit such amount to Company’s next Weekly Prepayment(s) until the overpayment is fully exhausted.
If this letter satisfactorily sets forth the understandings between us, please have a duly authorized representative execute two copies on behalf of Company and return them to TVA. Upon completion by TVA, one fully executed copy will be returned to you.

Sincerely,
/s/ John G. Trawick
John G. Trawick
Vice President Strategy, Pricing and Contracts

Accepted and agreed to as of the date first above written: UNITED STATES ENRICHMENT CORPORATION
By	/s/ David O’Keefe
	Title:	Director, Power Operations and Business Planning